Exhibit 99.1

Jonathan Kagan Joins Bitstream’s Board of Directors

Marlborough, Massachusetts – February 22, 2010 – Bitstream Inc. (NASDAQ: BITS) today announced that the appointment of Mr. Jonathan Kagan to the Company’s Board of Directors. The Bitstream Board of Directors now includes five independent directors.

“A key part of Bitstream’s future success is dependent upon assembling expert board members that will help us take our company to the next level,” said Anna Magliocco-Chagnon, president and CEO of Bitstream Inc. “We believe Jonathan Kagan is a perfect fit for our Board of Directors. As a recognized leader in investment banking, strategic acquisitions and divestitures, transaction structures and corporate financing, Jonathan brings extensive experience in areas that will be critically important to Bitstream’s future growth and expansion plans. On behalf of the Board and management team, we enthusiastically welcome him to Bitstream.”

Mr. Kagan commented, “The Bitstream management team and Board are clearly committed to capitalizing on their significant technology offering as they pursue a strategy to maximize shareholder value. I am very excited about working with this team and contributing my skills to helping this organization transform into a market leader as we build upon a great foundation in technology to emerge as an innovator in the global marketing automation and mobile browsing.”

Mr. Kagan is a Managing Principal of Corporate Partners. Previously, Mr. Kagan was a Managing Director of Corporate Partners I, which he joined in 1990, and of Centre Partners Management LLC, which managed the Centre Capital funds. He began his career in the investment banking division of Lazard in 1980 and became a General Partner in 1987. At Lazard, Mr. Kagan helped head the corporate finance and capital markets areas. He is or has been a member of the board of directors of a number of NYSE- and NASDAQ-listed companies and private companies. Mr. Kagan received an M.A. (1st Hon.) from Oxford University and an A.B., summa cum laude and Phi Beta Kappa, from Harvard College.

About Bitstream:

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email, and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.